Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	John R. Lee
Senior Vice President
Chief Financial Officer
(205) 510-4051

PEMCO AVIATION GROUP REPORTS FOURTH QUARTER AND 2004 RESULTS

BIRMINGHAM, AL. (April 15, 2005) – Pemco Aviation Group, Inc. (NASDAQ: PAGI), a leading provider of aircraft maintenance and modification services, today reported its results for the fourth quarter and year ended December 31, 2004.

“Pemco posted improved sales of $201.2 million in 2004 as a result of new and expanded contracts in our two largest segments, Government and Commercial Services,” stated Ronald Aramini, President and Chief Executive Officer. “We made significant investments in streamlining our operations, improving quality and reducing our average cycle times during 2004. The costs associated with these changes were a major factor in our loss of $3.0 million for the year. We enter 2005 with more efficient operations and expect to see improvements in our margins and earnings in the coming year.”

2004 Results

Summary of comparative results for the year ended December 31:

(Dollars In Millions)

	2004	2003	% Change
Revenue	$201.2	$190.4	5.7%
Gross Profit	25.1	42.3	(40.7)%
Operating Income (Loss)	(3.0)	16.2	(118.5)%
Income (Loss) Before Taxes	(4.3)	15.9	(127.0)%
Net Income (Loss)	(3.0)	10.0	(130.0)%
EBITDA*	2.0	21.1	(90.5)%

*	A description of the Company’s use of non-GAAP information is provided below under “Use of Non-GAAP Financial Measures.” A reconciliation of net income to EBITDA is provided at the end of this release.

PAGI Announces Fourth Quarter and 2004 Results

April 15, 2005

Revenue increased 5.7% to $201.2 million in 2004 on the strength of higher sales in the Government (GSS) and Commercial (CSS) Services segments. GSS sales increased 5.6% to $133.5 million and represented 66.4% of total revenues for 2004. CSS sales rose 9.6% to $64.8 million and represented 32.2% of 2004 revenues.

Summary of revenues by segment for the year ended December 31:

(Dollars In Millions)

	2004	2003	% Change
Government Services (GSS)	$133.5	$126.4	5.6%
Commercial Services (CSS)	64.8	59.1	9.6%
Manufacturing and Components (MCS)	7.7	7.8	(1.3)%
Less Intercompany	(4.8)	(2.9)	65.5%
Total Revenues	201.2	190.4	5.7%

The increase in revenue at the GSS is attributable to higher C-130 program related sales of $10.3 million, partially offset by a decrease in KC-135 program sales of $3.1 million. The Company delivered three C-130 aircraft during 2004 for which the Company performed depot level maintenance under a contract with the United States Coast Guard (“USCG”) awarded in August 2003. The Company had no comparative C-130 sales during 2003. The Company also delivered eight C-130 aircraft under contracts with the U.S. Air Force to perform limited scope maintenance work during 2004 compared to four during 2003. During 2004, the Company delivered thirty-one KC-135 Programmed Depot Maintenance (“PDM”) aircraft compared to thirty-two KC-135 PDM and two KC-135 drop-in aircraft during 2003. The amount of non-routine work performed per aircraft varies as a result of differences in aircraft condition and model mix. During 2004 and 2003, the Company recognized revenue of $0.6 million and $0.7 million, respectively, related to a Request for Equitable Adjustment (“REA”) on work performed under the KC-135 program.

CSS revenue increased $5.7 million due to increases in maintenance, repair and overhaul (“MRO”) revenues of $10.1 million, work on a military flight control program that produced inter-company revenues of $2.8 million, and an increase in parts sales of $0.3 million. These increases were partially offset by a decrease in conversion sales of $6.0 million and a decrease in engineering and design revenue of $0.8 million. CSS delivered three cargo conversions during 2004 compared to six during 2003. In addition, during 2003 CSS recognized revenue on a REA on the H-3 Helicopter program in the amount of $0.7 million. No CSS REAs were filed or recognized during 2004.

PAGI Announces Fourth Quarter and 2004 Results

April 15, 2005

Cost of sales increased to $176.1 million during 2004 from $148.0 million in 2003 as a result of the higher sales base and increased costs related to productivity initiatives undertaken at the GSS during 2004, described further below. Overall, the Company’s gross profit decreased to $25.1 million, or 12.5% of sales, during 2004 from $42.3 million, or 22.2% of sales, during 2003. Gross profit at the GSS decreased to $14.7 million during 2004 from $33.7 million during 2003. The GSS incurred direct costs associated with process changes and productivity initiatives designed to improve quality and reduce the number of days to perform the PDM process on a KC-135 aircraft. Inefficiencies related to training the workforce in new operating procedures and other start up costs associated with the implementation of these procedures also contributed to the decline in gross profit. GSS also recorded $1.8 million in cost overruns that reduced the profitability on several KC-135 aircraft below traditional levels, $0.8 million in charges related to physical inventory adjustments, a $0.6 million charge for losses on contracts-in-process at December 31, 2004, and $0.1 million in charges related to environmental issues. The reduction in gross profit at the GSS was partially offset by an increase in gross profit at the CSS to $9.6 million in 2004 from $6.7 million in 2003. The CSS recognized gross profit on passenger-to-cargo conversion aircraft delivered during 2004, compared to losses recognized on passenger-to-cargo and passenger-to-quick-change conversion aircraft delivered in 2003. In addition, the CSS achieved greater efficiencies year-over-year performing maintenance work for its largest customer. However, a less profitable mix of maintenance work for other customers year-over-year partially offset these improvements. Cost of sales at the MCS increased $1.1 million in 2004 from 2003, primarily the result of a $0.9 million increase to inventory reserves related to a business change to increase outsourcing of certain specialty manufacturing, a change concurrent with the planned relocation of one of the segment’s facilities. The MCS gross profit percentage decreased to 9.7% in 2004 from 24.4% in 2003 as a result of the increase in inventory reserves.

Selling, general and administrative (“SG&A”) expenses increased $2.0 million, or 7.7%, to $28.1 million in 2004 from $26.1 million in 2003. As a percentage of sales, SG&A expenses increased to 13.9% in 2004 from 13.7% in 2003. The increase in SG&A expense is primarily attributable to approximately $2.5 million in accounting and legal charges during the first nine months of 2004 related to the 2003 financial statement audit, 2004 quarterly reviews and the restatement of the Company’s financial statements filed in connection with the first three quarters of 2003. In addition, the Company recorded a $0.9 million equity compensation charge during the second quarter of 2004 related to the purchase of treasury stock upon exercise of stock options. These increases to SG&A were partially offset by the Company’s concerted efforts to reduce certain discretionary SG&A expenses during 2004.

Net loss was $3.0 million, or $0.73 per diluted share, in 2004 compared with net income of $10.0 million, or $2.27 per diluted share, in 2003.

PAGI Announces Fourth Quarter and 2004 Results

April 15, 2005

Fourth Quarter Results

Summary of unaudited comparative results for the fourth quarter ended December 31:

(Dollars In Millions)

	2004	2003	% Change
Revenue	$59.5	$63.4	(6.2)%
Gross Profit	1.4	12.0	(88.3)%
Operating Income (Loss)	(4.2)	5.1	(182.4)%
Income (Loss) Before Taxes	(4.6)	4.9	(193.9)%
Net Income (Loss)	(3.2)	3.2	(200.0)%
EBITDA*	(2.8)	6.6	(142.4)%

Summary of unaudited revenues by segment for the fourth quarter ended December 31:

(Dollars In Millions)

	2004	2003	% Change
Government Services (GSS)	$41.3	$35.9	15.0%
Commercial Services (CSS)	16.6	26.6	(37.6)%
Manufacturing and Components (MCS)	2.2	1.7	29.4%
Less Intercompany	(0.6)	(0.8)	(25.0)%
Total Revenues	59.5	63.4	(6.2)%

Revenue for the fourth quarter of 2004 declined 6.2% to $59.5 million, compared with $63.4 million in the fourth quarter of 2003. GSS sales increased 15.0% to $41.3 million in the fourth quarter of 2004, compared with $35.9 million in the same quarter of 2003. The growth in GSS sales was due to increased delivery of aircraft compared with the prior year. “Our Government services segment delivered ten KC-135 PDM aircraft during the fourth quarter of 2004 compared with nine in the fourth quarter of 2003,” stated Mr. Aramini. “We also delivered our third aircraft under the USCG C-130 UDLM contract during the fourth quarter of 2004.” No C-130 aircraft were delivered during the fourth quarter of 2003. Mr. Aramini continued, “A higher delivery rate of aircraft was achieved during 2004 compared with the prior year as a result of increased customer demand and reduced cycle times arising from the operational programs we instituted earlier in the year.”

CSS sales declined 37.6% to $16.6 million in the fourth quarter of 2004, compared with $26.6 million in the same quarter of 2003. CSS sales during the fourth quarter of 2003 included the delivery of four conversion aircraft, while no such deliveries were made during the fourth quarter of 2004. “We believe the sales outlook for our Commercial Services segment is stronger based on the number of strategic alliances we entered during the past year,” noted Mr. Aramini. “We are actively pursing new cargo conversion business and platforms, including the addition of STC amendments for Boeing 737-400 aircraft. During 2004, we signed a contract with Hainan Airlines and a teaming agreement with Malaysia Airlines that are expected to contribute to future growth in this segment. We are working hard to build our Commercial Services business to bring it more on par with our government business and to further diversify our revenue base.”

PAGI Announces Fourth Quarter and 2004 Results

April 15, 2005

Gross profit decreased to $1.4 million during the fourth quarter of 2004, compared with $12.0 million during the fourth quarter of 2003. The decrease in gross profit quarter-over-quarter is attributable to lower sales at the CSS, higher cost of sales related to process changes and productivity initiatives undertaken at the GSS described above, $1.8 million in cost overruns that reduced the profitability on several KC-135 aircraft below traditional levels, a $0.9 million increase to inventory reserves charged to cost of sales at the MCS, $0.8 million in charges related to physical inventory adjustments, a $0.7 million charge related to losses on contracts-in-process, and $0.2 million in charges related to environmental issues and reserving for bad debts.

SG&A expenses decreased 20.3% to $5.5 million during the fourth quarter of 2004, compared with $6.9 million during the fourth quarter of 2003. As a percentage of revenues, SG&A expense was approximately 9.3% for the fourth quarter of 2004 and 10.9% for the fourth quarter of 2003. The lower costs associated with SG&A quarter-over-quarter were primarily due to cost reduction efforts and lower engineering activity at the consolidated level.

The Company recorded a net loss of $3.2 million, or $0.78 per diluted share, during the fourth quarter of 2004, compared with net income of $3.2 million, or $0.71 per diluted share, for the fourth quarter of 2003.

Restatement of 2003 and 2002 Financial Statements

As discussed in the Company’s March 31, 2005 press release, the Company adjusted its accounting for leases in light of recent Securities and Exchange Commission clarification of lease accounting rules. The Company previously disclosed in the press release that the amounts of the errors were inconsequential to the results of operations in 2003 and 2002, but had a material cumulative effect on the consolidated balance sheets. During the completion of audit procedures on the restatement, it was discovered that leasehold improvements placed in service from the early to late 1980s had been excluded from the initial analysis because they were already fully depreciated. The Company has since determined that the financial statements for the years ended December 31, 2003 and 2002 should be restated to correct its accounting for leasehold improvements. The restatement adjustments resulted in an increase in net income by $11,000 and $141,000 for the years ended December 31, 2003 and 2002, respectively, an increase in diluted earnings per share of $0.03 for the year ended December 31, 2002, and a decrease in retained earnings of $960,000 as of January 1, 2002.

The Company is filing its Annual Report on Form 10-K on April 15, 2005 which includes restated historical financial statements for 2003 and 2002.

PAGI Announces Fourth Quarter and 2004 Results

April 15, 2005

*Use of Non-GAAP Financial Measures

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Pemco presents EBITDA because its management uses the measure to evaluate the Company’s performance and to allocate resources. In addition, Pemco believes EBITDA is a measure of performance used by some commercial banks, investment banks, investors, analysts and others to make informed investment decisions. EBITDA is an indicator of cash generated to service debt and fund capital expenditures. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered as a substitute for or superior to other measures of financial performance reported in accordance with GAAP. EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies. See the reconciliation of net income to EBITDA at the end of this release.

About Pemco

Pemco Aviation Group, Inc., with executive offices in Birmingham, Alabama, and facilities in Alabama, Florida and California, performs maintenance and modification of aircraft for the U.S. Government and for foreign and domestic commercial customers. The Company also provides aircraft parts and support and engineering services, in addition to developing and manufacturing aircraft cargo systems, rocket vehicles and control systems, and precision components. For more information: www.pemcoaviationgroup.com

This press release contains forward-looking statements made in reliance on the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by their use of words, such as “believe,” “expect,” “intend” and other words and terms of similar meaning, in connection with any discussion of the Company’s prospects, financial statements, business, financial condition, revenues, results of operations or liquidity. Factors that could affect the Company’s forward-looking statements include, among other things: changes in global or domestic economic conditions; the loss of one or more of the Company’s major customers; the Company’s ability to obtain additional contracts and perform under existing contracts; the outcome of pending and future litigation and the costs of defending such litigation; financial difficulties experienced by the Company’s customers; potential environmental and other liabilities; the inability of the Company to obtain additional financing; material weaknesses in the Company’s internal control over financial reporting; regulatory changes that adversely affect the Company’s business; loss of key personnel; and other risks detailed from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2004. The Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company does not undertake any obligation to update or revise any forward-looking statements and is not responsible for changes made to this release by wire services or Internet services.

PAGI Announces Fourth Quarter and 2004 Results

April 15, 2005

PEMCO AVIATION GROUP, INC.

(In thousands except per share information)

	Fourth Quarter Ended December 31,
	2004	2003
Sales:
Government Services Segment	$41,261	$35,850
Commercial Services Segment	16,630	26,613
Manufacturing and Components Segment	2,244	1,743
Inter-segment Revenue	(643)	(847)

Total Sales	59,492	63,359

Cost of Sales	58,128	51,314

Gross Profit	1,364	12,045

Selling, General and Administrative Expenses	5,538	6,895

Income (Loss) from Operations	(4,174)	5,150

Other expense:
Interest expense	451	236
Insurance recovery	—	—

Income (Loss) Before Income Taxes	(4,625)	4,914
Provision For (Benefit From) Income Taxes	(1,443)	1,708

Net Income (Loss)	$(3,182)	$3,206

Weighted Average Common Shares Outstanding:
Basic	4,102	4,043

Diluted	4,102	4,447

Net Income (Loss) Per Common Share:
Basic	$(0.78)	$0.79

Diluted	$(0.78)	$0.72

EBITDA Reconciliation*

Net Income (Loss)	$(3,182)	$3,206
Interest	451	236
Taxes	(1,443)	1,708
Depreciation and Amortization	1,340	1,457

EBITDA	$(2,834)	$6,607

*	See note above on Use of Non-GAAP Financial Measures.

PAGI Announces Fourth Quarter and 2004 Results

April 15, 2005

PEMCO AVIATION GROUP, INC.

(In thousands except per share information)

	Year Ended December 31,
	2004	2003
Sales:
Government Services Segment	$133,538	$126,361
Commercial Services Segment	64,794	59,128
Manufacturing and Components Segment	7,688	7,776
Inter-segment Revenue	(4,855)	(2,889)

Total Sales	201,165	190,376

Cost of Sales	176,115	148,049

Gross Profit	25,050	42,327

Selling, General and Administrative Expenses	28,055	26,084

Income (Loss) from Operations	(3,005)	16,243

Other expense:
Interest expense	1,304	909
Insurance recovery	—	(527)

Income (Loss) Before Income Taxes	(4,309)	15,861
Provision For (Benefit From) Income Taxes	(1,321)	5,866

Net Income (Loss)	$(2,988)	$9,995

Weighted Average Common Shares Outstanding:
Basic	4,072	4,042

Diluted	4,072	4,395

Net Income (Loss) Per Common Share:
Basic	$(0.73)	$2.47

Diluted	$(0.73)	$2.27

EBITDA Reconciliation*

Net Income (Loss)	$(2,988)	$9,995
Interest	1,304	909
Taxes	(1,321)	5,866
Depreciation and Amortization	5,021	4,369

EBITDA	$2,016	$21,139

*	See note above on Use of Non-GAAP Financial Measures.